Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Year and Fourth Quarter of Fiscal Year 2013

• Net Income attributable to Asta Funding, Inc. $2.0 million in Fourth Quarter Fiscal Year 2013 – Increase over Prior Year Fourth Quarter

• Solid Cash Position and Strong Cash Flow Trend Continues

• $93.2 Million of Cash and Cash Equivalents and Investments at September 30, 2013

ENGLEWOOD CLIFFS, N.J., December 12, 2013 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a financial services consumer receivable asset management and liquidation company, today reported its results for the fiscal year and fourth quarter ended September 30, 2013. The Company reported net income attributable to Asta Funding, Inc. of $2,005,000, or $0.15 per diluted share in the fourth quarter of fiscal year 2013, an increase of 29.2% over the reported net income available to Asta Funding, Inc. of $1,552,000, or $0.12 per diluted share for the fourth quarter of fiscal year 2012. The Company reported $93,214,000 in cash and cash equivalents, and investments at September 30, 2013.

Fourth Quarter Fiscal Year 2013

The Company reported net income attributable to Asta Funding, Inc. of $2,005,000, or $0.15 per diluted share, for the fourth quarter of fiscal year 2013, as compared to net income of $1,552,000, or $0.12 per diluted share, for the same period in fiscal year 2012. The Company reported total revenues of $9,107,000 for the fourth quarter of fiscal year 2013, as compared to $11,022,000 reported for the fourth quarter of fiscal year 2012. Included in total revenue in the fourth quarter of fiscal year 2013 is $1,517,000 of revenue from personal injury claims as compared to $648,000 in the fourth quarter of fiscal year 2012. Revenue from finance income was $7,607,000 in the fourth quarter of fiscal year 2013 as compared to $9,838,000 in the fourth quarter of fiscal year 2012.

Net cash collections of receivables acquired for liquidation, including net cash collections represented by account sales, were $12,060,000 for the fourth quarter of fiscal year 2013, as compared to $15,861,000 for the fourth quarter of fiscal year 2012, down 24.0% from the prior year. Net collections represented by account sales were $424,000 in the fourth quarter of fiscal year 2013 as compared to $28,000 in the same period of the prior year. Net collections on the Great Seneca portfolio were $2,895,000 in the fourth quarter of fiscal year 2013, as compared to $3,055,000 in the fourth quarter of fiscal year 2012.

Income from fully amortized portfolios (zero basis revenue) was $7,389,000 in the fourth quarter ended September 30, 2013, compared to $8,937,000 for the comparable period in 2012.

General and administrative expenses for the fourth quarter of fiscal year 2013 were $6,286,000 as compared to $7,148,000 in the fourth quarter of fiscal year 2012, a decrease of 12.1%. The reduction in fourth quarter expenses in the current fiscal year resulted primarily from lower collection expense of the consumer debt operations, including lower salary and benefit costs, attributable to a headcount reduction in January 2013.

An impairment charge of $241,000 was recorded in the fourth quarter of fiscal year 2013 as compared to $650,000 in the fourth quarter of fiscal year 2012.

The Bank of Montreal issued a credit to the Company towards interest on the non-recourse debt, yielding a credit of $321,000 during the fourth quarter of fiscal year 2013. This was a result of the new Settlement Agreement signed with the bank in August 2013. Included in the new agreement are a lower interest rate and a lower loan balance against which interest is applied. This credit, in the fourth quarter of fiscal year 2013, compares to interest expense for the fourth quarter of fiscal year 2012 of $600,000. Based on the new settlement agreement with the Bank of Montreal, annual interest savings is expected to be approximately $2 million.

Fiscal Year 2013

The Company reported net income attributable to Asta Funding, Inc. of $2,738,000 for the fiscal year ended September 30, 2013, or $0.21 per diluted share, as compared to net income of $10,037,000, or $0.70 per diluted share, for the fiscal year ended September 30, 2012. The primary reason for the lower net income is the impairment charges of $12,592,000 recorded in fiscal year 2013 as compared to $1,383,000 in the prior fiscal year. Total revenues for the fiscal year ended September 30, 2013 were $42,412,000, a decrease of 4.7% as compared to $44,502,000 for the fiscal year ended September 30, 2012. Included in total revenues for fiscal year 2013 is $6,438,000 of income from personal injury claims and compared to $1,647,000 recorded in the prior year.

Net cash collections from collection of receivables acquired for liquidation, including net cash collections represented by account sales, were $54,098,000 for the fiscal year ended September 30, 2013, as compared to $70,019,000 during fiscal year 2012. Collections on the Great Seneca portfolio were $11,884,000 during fiscal year 2013 as compared to $12,890,000 during the prior year. In third quarter of fiscal year 2013, the Company recorded an impairment on the Great Seneca portfolio of $10.1 million. The carrying value of the Great Seneca portfolio was $43.4 million at September 30, 2013 as compared to $65.4 million at September 30, 2012.

Income from fully amortized portfolios (zero basis revenue) was $33,211,000 for the fiscal year ended September 30, 2013, as compared to $36,359,000 million reported for the fiscal year ended September 30, 2012. The Company invested in portfolios with a face value of $53.5 million at a cost of $3.3 million during the fiscal year ended September 30, 2013, as compared to $6.0 million of face value at a cost of $2.5 million in fiscal year 2012. In addition, the Company had a net invested balance of $35.8 million in personal injury claims on September 30, 2013.

General and administrative expenses rose 2.4% to $24,212,000 for the fiscal year ended September 30, 2013 from the prior year due to the full year effect of Pegasus Funding, LLC, as compared to only nine months in the prior year. However, expenses related to the Company’s consumer debt operation actually declined by 16% from the prior year.

Interest expense for the fiscal year ended September 30, 2013 was $1,300,000 as compared to $2,539,000 for fiscal year 2012, a 49% reduction, as the Company continues to pay down the non-recourse loan due to the Bank of Montreal coupled with a significantly lower interest rate incorporated into the new agreement. The related loan balance was $35.8 million at September 30, 2013 as compared to $61.5 million at September 30, 2012.

Impairment charges of $12,592,000, of which $10.1 million was attributable to the Great Seneca portfolio, were recorded during fiscal year 2013 as compared to $1,383,000 of impairment charges recorded during fiscal year 2012.

Gary Stern, Chairman, President and CEO of the Company commented, “We are pleased by the results of the fourth quarter of 2013, with an increase in net income available to Asta Funding, Inc. of over $450,000 compared to the fourth quarter of fiscal year 2012 and we continued to have strong liquidity and a solid balance sheet.” Mr. Stern continued, “The new agreement with the Bank of Montreal, signed during the fourth quarter, will be a significant benefit going forward, with an annual interest savings of approximately $2 million. We appreciate the continued support from the Bank of Montreal. I am also pleased to announce the recent formation of a new wholly owned subsidiary in which we will provide advocacy services to individuals seeking disability benefits. We will have more information on this new venture during the first quarter of fiscal year 2014. We are very excited about the prospects for this unit. At September 30, 2013, our cash and cash equivalents and investments totaled $93.2 million as compared to $106.3 million at September 30, 2012. At September 30, 2013 we have a net invested balance of $35.8 million in personal injury claims. Our strong balance sheet puts us in an excellent position for funding our investment opportunities, including this new advocacy group, without the immediate need for external financing. We are not abandoning our roots, as we continue to review all of our investment options in the distressed receivables market; however, in this challenging pricing and collection environment we are continuing to explore other financing markets that we can effectively service and possess the potential to provide attractive returns.”

A conference call to discuss the results of the fiscal year and the fourth quarter of fiscal year 2013 will be held on Thursday, December 12, 2013 at 4:00 PM, EST.

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID

22968026

Phone Replay:

Toll-Free #: (800) 585-8367

International Toll #: (404) 537-3406

Conference ID # 22968026

Recording will be available from: 12/12/2013 7:00 PM EST to 12/18/2013 11:59 PM EST

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2012 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

- Financial Tables Follow

Asta Funding, Inc.

Consolidated Statements of Operations

Unaudited

	Year Ended		Three Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Finance income, net	$34,363,000	$40,599,000	$7,607,000	$9,838,000
Other income	8,049,000	3,903,000	1,500,000	1,184,000

	42,412,000	44,502,000	9,107,000	11,022,000

General and administrative expenses	24,212,000	23,640,000	6,286,000	7,148,000
Interest expense (credit)	1,300,000	2,539,000	(321,000)	600,000
Impairments of consumer receivables acquired for liquidation	12,592,000	1,383,000	241,000	650,000

	38,104,000	27,562,000	6,206,000	8,398,000

Income before income taxes	4,308,000	16,940,000	2,901,000	2,624,000
Income tax expense	1,164,000	6,872,000	666,000	1,107,000

Net income	3,144,000	10,068,000	2,235,000	1,517,000
Less: net income (loss) attributable to non-controlling interest	406,000	31,000	230,000	(35,000)

Net income attributable to Asta Funding, Inc.	$2,738,000	$10,037,000	$2,005,000	$1,552,000

Basic net income per share	$0.21	$0.71	$0.16	$0.12

Diluted net income per share	$0.21	$0.70	$0.15	$0.12

Weighted average shares outstanding:
Basic	12,952,150	14,136,405	12,968,852	13,007,788
Diluted	13,216,051	14,380,136	13,210,310	13,251,205

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,
	2013	2012
ASSETS
Cash and cash equivalents	$35,179,000	$4,953,000
Investments:
Available-for-sale	58,035,000	58,712,000
Certificates of deposit	—	42,682,000
Restricted cash	968,000	1,088,000
Consumer receivables acquired for liquidation (at net realizable value)	57,900,000	86,887,000
Other investments, net	35,758,000	18,596,000
Due from third party collection agencies and attorneys	1,169,000	2,042,000
Prepaid and income taxes receivable	1,496,000	2,057,000
Furniture and equipment (net of accumulated depreciation of $4,136,000 in 2013 and $3,696,000 in 2012)	1,106,000	821,000
Deferred income taxes	10,443,000	10,410,000
Other assets	5,793,000	4,916,000

Total assets	$207,847,000	$233,164,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-recourse debt	$35,760,000	$61,463,000
Other liabilities	2,486,000	2,920,000
Dividends payable	—	260,000

Total liabilities	38,246,000	64,643,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; Issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued – 14,917,977 at September 30, 2013 and 14,778,956 at September 30, 2012; and outstanding – 12,974,239 at September 30, 2013 and 13,006,918 at September 30, 2012	149,000	148,000
Additional paid-in capital	79,104,000	77,024,000
Retained earnings	109,011,000	107,303,000
Accumulated other comprehensive (loss) income, net of income taxes	(674,000)	241,000
Treasury stock (at cost), 1,943,738 shares at September 30, 2013 and 1,772,038 shares at September 30, 2012	(17,805,000)	(16,226,000)
Non-controlling interest	(184,000)	31,000

Total stockholders’ equity	169,601,000	168,521,000

Total liabilities and stockholders’ equity	$207,847,000	$233,164,000